EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-126167 on Form SB-2 of Cano Petroleum, Inc. (the “Company”) of our report dated August 25, 2005, except for Note 11, as to which the date is September 19, 2005, relating to our audits of the consolidated financial statements of the Company, and our report dated February 10, 2006, relating to our audits of the consolidated financial statements of W.O. Energy of Nevada, Inc. and subsidiaries, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus

/s/ Hein & Associates LLP
Hein & Associates LLP

Dallas, Texas

May 19, 2006